                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           Vesta Insurance Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    925391510
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JUNE 29, 2000
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

                        (Continued on following page(s))

CUSIP NO.         925391510

-------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS INSURANCE GROUP, LTD. (NO. 94-2708455)
-------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) / /
          (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          BERMUDA
-------------------------------------------------------------------------------
                                   Sole Voting Power
                                   0
                               5
                              -------------------------------------------------

                                   Shared Voting Power
                               6
                              -------------------------------------------------
                                   2,057,788*
                              -------------------------------------------------
                                   Sole Dispositive Power
             Number of             0
              Shares          7
           Beneficially       -------------------------------------------------
           Owned by Each           Shared Dispositive Power
             Reporting             2,057,788*
            Person with       8
-------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9                       2,057,788*
-------------------------------------------------------------------------------
          Check Box if the Aggregate Amount in Row (11) Excludes
   10     Certain Shares (See Instructions)            / /
-------------------------------------------------------------------------------
          Percent of Class Represented
          by Amount in Row (11)
          10.93%**
   11
-------------------------------------------------------------------------------
          Type of Reporting Person (See Instructions)
          CO
   12
-------------------------------------------------------------------------------

* The reporting person owns no shares of record and beneficially owns (through wholly owned affiliates) 2,057,788 shares of common stock of Vesta Insurance Group, Inc.

**       Represents 8.32% of the voting capital stock of Vesta Insurance
         Group, Inc.

CUSIP NO.         925391510

-------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS HOLDINGS (BARBADOS) SRL (NO. 94-2708455)
-------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) / /
          (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
          Citizenship or Place of Organization
   4      BARBADOS
-------------------------------------------------------------------------------
                                        Sole Voting Power
                                        0
                                   5
                                   --------------------------------------------

                                        Shared Voting Power
                                   6
                                   --------------------------------------------
                                        2,057,788*
                                   --------------------------------------------
                                        Sole Dispositive Power
             Number of                  0
               Shares              7
            Beneficially           --------------------------------------------
           Owned by Each                Shared Dispositive Power
             Reporting                  2,057,788*
            Person with            8
-------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9                       2,057,788*
-------------------------------------------------------------------------------
          Check Box if the Aggregate Amount in Row (11) Excludes
   10     Certain Shares (See Instructions)      / /
-------------------------------------------------------------------------------
          Percent of Class Represented
          by Amount in Row (11)
   11     10.93%**
-------------------------------------------------------------------------------
          Type of Reporting Person (See Instructions)
   12     CO
-------------------------------------------------------------------------------

* The reporting person owns no shares of record and beneficially owns (through wholly owned affiliates) 2,057,788 shares of common stock of Vesta Insurance Group, Inc.

**       Represents 8.32% of the voting capital stock of Vesta Insurance
         Group, Inc.

CUSIP NO.         925391510

-------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          WHITE MOUNTAINS PROPERTIES (BARBADOS) SRL (NO. 94-2708455)
-------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) / /
          (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          BARBADOS
-------------------------------------------------------------------------------
                                        Sole Voting Power
                                        0
                                   5
                                   --------------------------------------------
                                        Shared Voting Power
                                        2,057,788*
                                   6
                                   --------------------------------------------
              Number of                 Sole Dispositive Power
                Shares                  0
             Beneficially          7
            Owned by Each          --------------------------------------------
              Reporting                 Shared Dispositive Power
             Person with           8    2,057,788*
-------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9                2,057,788*
-------------------------------------------------------------------------------
          Check Box if the Aggregate Amount in Row (11) Excludes
   10     Certain Shares (See Instructions)        / /                  -
-------------------------------------------------------------------------------
          Percent of Class Represented
          by Amount in Row (11)
   11     10.93%**
-------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          CO
-------------------------------------------------------------------------------
* The reporting person owns no shares of record and beneficially owns (through wholly owned affiliates) 2,057,788 shares of common stock of Vesta Insurance Group, Inc.

**       Represents 8.32% of the voting capital stock of Vesta Insurance
         Group, Inc.

CUSIP No. 925391510

-------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          FOLKSAMERICA HOLDING COMPANY, INC. (NO. 13-3301641)
-------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) / /
          (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          NEW YORK
-------------------------------------------------------------------------------
                                        Sole Voting Power
                                        0
                                   5
                                   --------------------------------------------
                                        Shared Voting Power
                                        2,057,788*
                                   6
                                   --------------------------------------------
              Number of                 Sole Dispositive Power
                Shares                  0
             Beneficially          7
            Owned by Each          --------------------------------------------
              Reporting                 Shared Dispositive Power
             Person with           8    2,057,788*
-------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9                       2,057,788*
-------------------------------------------------------------------------------
          Check Box if the Aggregate Amount in Row (11) Excludes
   10     Certain Shares (See Instructions)       / /
-------------------------------------------------------------------------------
          Percent of Class Represented
          by Amount in Row (11)
   11     10.93%**
-------------------------------------------------------------------------------
          Type of Reporting Person (See Instructions)
          CO
   12
-------------------------------------------------------------------------------
* The reporting person owns no shares of record and beneficially owns (through wholly owned affiliates) 2,057,788 shares of common stock of Vesta Insurance Group, Inc.

**       Represents 8.32% of the voting capital stock of Vesta Insurance
         Group, Inc.

CUSIP NO.         925391510

-------------------------------------------------------------------------------
   1      Names of Reporting Persons
          Identification Nos. of Above Persons (entities only)
          FOLKSAMERICA REINSURANCE COMPANY (NO. 13-2997499)
-------------------------------------------------------------------------------
   2      Check the Appropriate Box if a Member of a Group (See Instructions)
          (a) / /
          (b) / /
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      Citizenship or Place of Organization
          NEW YORK
-------------------------------------------------------------------------------
                                        Sole Voting Power
                                        2,057,788*
                                   5
                                   --------------------------------------------
                                        Shared Voting Power
                                        0
                                   6
                                   --------------------------------------------
              Number of                 Sole Dispositive Power
                Shares                  2,057,788*
             Beneficially          7
            Owned by Each          --------------------------------------------
              Reporting                 Shared Dispositive Power
             Person with           8    0
-------------------------------------------------------------------------------
          Aggregate Amount Beneficially Owned by Each Reporting Person
   9                       2,057,788*
-------------------------------------------------------------------------------
          Check Box if the Aggregate Amount in Row (11) Excludes
   10     Certain Shares (See Instructions)   / /
-------------------------------------------------------------------------------
          Percent of Class Represented
          by Amount in Row (11)
   11     10.93%**
-------------------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
          IC; CO
-------------------------------------------------------------------------------

     * The reporting person directly owns 2,057,788 shares of common stock of Vesta Insurance Group, Inc. of record.

    **    Represents 8.32% of the voting capital stock of Vesta Insurance
          Group, Inc.

ITEM 1.

   (a) NAME OF ISSUER         Vesta Insurance Group, Inc.

   (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES 3760 River Run Drive,
                                                     Birmingham, Alabama 35243

ITEM 2.

   (a), (b), (c) NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                 AND CITIZENSHIP

   This statement is filed by White Mountains Insurance Group, Ltd., a Bermuda corporation ("WMIG"), White Mountains Holdings (Barbados) SRL, a Barbados corporation ("WMH"), White Mountains Properties (Barbados) SRL, a Barbados corporation ("WMP"), Folksamerica Holding Company, Inc., a New York Corporation ("FHC") and Folksamerica Reinsurance Group, Inc., a New York corporation (the "COMPANY" and, together with WMIG, WMH, WMP and FHC, the "Filing Persons"). WMIG, WMH, WMP and FHC are financial services holding companies. The Company is a property/casualty reinsurance company.

   The address of the principal executive offices of WMIG is 80 South Main Street, Hanover, New Hampshire 03755. The address of the principal executive offices of WMH and WMP is The Financial Services Centre, Bishop's Hill Court, St. Michael, Barbados, West Indies. The address of the principal business offices of FHC and the Company is One Liberty Plaza, 19th Floor, New York, New York 10006.


   (d) TITLE OF CLASS OF SECURITIES     Common Stock ($.01 par value)

   (e) CUSIP NUMBER                     925391510

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-l(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
       78o).

   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c) [X]1 Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

   (e) [ ] An investment adviser in accordance with
       Section 240.13d-l(b)(1)(ii)(E);
-------------------------------
   1 The Company is filing as an insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (f) [ ] An employee benefit plan or endowment fund in accordance with
       Section 240.13d-1(b)(1)(ii)(F);

   (g) [X]2 A parent holding company or control person in accordance with
       Section 240.13d-1(b)(1)(ii)(G);

   (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 18 13);

   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

   (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a)   Amount beneficially owned: 2,057,788* shares

   (b)   Percent of class: 10.93%

   (c)   Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote 2,057,788* .

        (ii)  Shared power to vote or to direct the vote _____.

        (iii) Sole power to dispose or to direct the disposition of 2,057,788*.

        (iv)  Shared power to dispose or to direct the disposition of _____.

* The Company directly owns 2,057,788 shares of common stock of Vesta Insurance Group, Inc. of record. WMIG, WMH, WMP and FHC own no shares of record and
------------------------
   2 WMIG, WMH, WMP and FHC are filing as parent holding companies or control persons in accordance with Section 240.13d-1(b)(1)(ii)(G)
   beneficially own (through the Company) 2,057,788 shares of common stock of Vesta Insurance Group, Inc. WMIG, WMH, WMP and FHC have shared power to vote and shared power to dispose of 2,057,788 shares of common stock of Vesta Insurance Group, Inc.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

   Not   applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

   The subsidiary which acquired the security being issued is Folksamerica Reinsurance Company, an insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

   Not   applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

   Not   applicable.

ITEM 10.  CERTIFICATION

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  July 13, 2000

                                   WHITE MOUNTAINS INSURANCE GROUP, LTD.


                                   by:                      /S/
                                      -----------------------------------------
                                      Name: Michael S. Paquette
                                      Title: Senior Vice President

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  July 13, 2000

                                   WHITE MOUNTAINS HOLDINGS (BARBADOS)
                                   SRL


                                   by:                     /S/
                                      -----------------------------------------
                                      Name: Kenneth F.G. Thomson
                                      Title: President

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  July 13, 2000

                                   WHITE MOUNTAINS PROPERTIES (BARBADOS) SRL.


                                   by:           /S/
                                      -----------------------------------------
                                      Name: Kenneth F.G. Thomson
                                      Title: President

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  July 13, 2000

                                   FOLKSAMERICA HOLDING COMPANY, INC.


                                   by:                /S/
                                      -----------------------------------------
                                      Name: Steven E. Fass
                                      Title: President and CEO

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date:  July 13, 2000


                                   FOLKSAMERICA REINSURANCE COMPANY


                                   by:
                                      -----------------------------------------
                                      Name: Steven E. Fass
                                      Title: President and CEO